Exhibit 21

SUBSIDIARIES OF FARMERS & MERCHANTS BANCORP, INC

FARMERS & MERCHANTS STATE BANK

FARMERS & MERCHANTS RISK MANAGEMENT, INC.*

* Subsidiary was dissolved in December 2023.

[Remainder of this page intentionally left blank.]